Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 4, 2004 relating to the financial statements and financial statement schedule of Magma Design Automation, Inc., which appears in Magma Design Automation, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2004.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 7, 2005